UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING



                         Commission File Number: 0-80429



(Check One) [ ]Form 10-K and Form 10-KSB [ ]Form 20-F [ ]Form 11-K
            [X]Form 10-Q and Form 10-QSB [ ] Form N-SAR


                      For Period Ended: September 30, 2004

                       [ ] Transition Report on From 10-K
                       [ ] Transition Report on From 20-F
                       [ ] Transition Report on From 11-K
                       [ ] Transition Report on From 10-Q
                       [ ] Transition Report on From N-SAR

              For the Transition Period Ended: ___________________


  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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              NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT
          THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.


 If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


                        PART I -- REGISTRANT INFORMATION


                                RG America, Inc.
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                             Full Name of Registrant


                        2100 Valley View Lane, Suite 100
            Address of Principal Executive Office (Street and Number)

                               Dallas, Texas 75234
                            City, State and Zip Code

                       PART II -- RULES 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                              PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K 20-F, 11-K, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

The Registrant has been unable to compile all pertinent information to complete and file the quarterly report or provide the Registrant's accountant with all of the accounting information necessary to complete and file the quarterly report.


                          PART IV -- OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification.

Bruce A. Hall - (972) 919-4774
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(Name) (Area Code) (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no, identify report(s).

[ X] Yes [  ] No


(3) Is it anticipated that any significant change in results or operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[  ] Yes [ X ] No


If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if separate, state the reasons why a reasonable estimate of the results cannot be made.

                             INVVISION CAPITAL, INC.

                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  November 16, 2004         By: /s/ Bruce A. Hall
                                 -----------------------------------------
                                         Bruce A. Hall
                                         Chief Financial Officer